SWK Holdings Corporation Acquires Enteris BioPharma

SWK Holdings Corporation acquires 100% of Enteris’ equity from Victory Park Capital

Enteris to operate as an independent, wholly-owned subsidiary of SWK, targeting opportunities to develop and advance orally delivered peptide and small molecule therapeutics

Natural extension of SWK’s life science business, representing a compelling opportunity to create a wholly-owned portfolio of milestone and royalty income from licensing activities

Conference Call Scheduled for Today, August 27, 2019 at 11:00 a.m., ET, to Discuss Agreement

Dallas, TX and Boonton, NJ – August 27, 2019 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, and Enteris BioPharma, Inc. (“Enteris”), a biotechnology company offering innovative formulation solutions utilizing its proprietary oral drug delivery technology, Peptelligence®, announced today a strategic acquisition whereby SWK, through its wholly-owned subsidiary, SWK Acquisition Corporation, has acquired 100% of Enteris’ equity from Victory Park Capital (“Seller”).

Enteris will operate as an independent, wholly-owned subsidiary of SWK led by its existing experienced management team. Enteris will continue to focus on the advancement of the external partnerships built around Peptelligence, as well as its internal 505(b)(2) drug development pipeline, both of which have the potential to deliver lucrative near and longer-term licensing opportunities.

Founded in 2013, Enteris works with pharmaceutical partners to improve the solubility of hard-to-dose therapeutics. The company’s core Peptelligence drug delivery technology allows for oral delivery of peptides and BCS class II, III, and IV small molecules. Presently, many drugs in these categories can only be administered via intravenous injection, which can limit market opportunities for the drug maker and reduce patient compliance.

“The acquisition of Enteris is a transformational milestone for SWK that builds upon our traditional specialty finance business,” stated Winston Black, Chief Executive Officer of SWK. “With Enteris, we have secured, on very favorable terms, a revenue-generating company with a platform technology, development pipeline and manufacturing capabilities that have yet to realize their full economic potential. As a result, we have the opportunity to become more operationally oriented, actively building a wholly-owned portfolio of milestones and royalties throughout-licensing activities. Importantly, we expect the economics from current and near-term license agreements, including the just-completed agreement with Cara Therapeutics, to de-risk this transaction, leaving SWK 'long’ the substantial option value of the technology.”

Mr. Black continued, “Core to Enteris’ value potential is the company’s proprietary platform technology, Peptelligence, which enables the oral delivery of peptide and small molecule therapeutics. Enabling these drugs to be delivered in an oral formulation is a potential game-changer, and Enteris has successfully demonstrated this unique capability of Peptelligence in multiple clinical trials involving numerous therapeutics and pharmaceutical partners.”

Mr. Black concluded, “SWK views Enteris’ Peptelligence technology platform and the substantial potential of out-licensing economics of Enteris’ technology and its wholly-owned internal pipeline program, as a natural extension of our royalty monetization strategy, and as a cornerstone of an asset-light milestone and royalty-based revenue model. Our vision for Enteris is to provide the capital and resources for Enteris to accelerate its growth, which we believe has the potential to produce significant near-term and longer-range returns for our shareholders, especially given the future licensing and royalty economics that are not yet reflected in Enteris’ valuation.”

The financial terms of the acquisition are as follows:

•	At closing, SWK paid $21.5 million to acquire 100% of Enteris.
•	SWK and Seller will split economic proceeds from the recently-announced Cara Therapeutics (“Cara”) license agreement as follows:
o	Seller received 100% of the $8 million upfront payment paid upon execution of the license agreement.
o	SWK will receive 60% of the first milestone payment.
o	SWK will receive 25% of all other milestone and license-related payments until Seller receives aggregate consideration totaling $32.75 million, inclusive of SWK’s payment to Seller at closing plus the upfront payment received pursuant to the Cara license, but excluding the first milestone.
o	Thereafter, SWK and the Seller will split the Cara license revenue 50/50.
•	If Enteris’ two most advanced 505(b)(2) products are out-licensed, SWK will receive 40% of any license or sales proceeds until Seller receives $3.0 million per asset, after which time SWK will receive 70% of all such future license proceeds, per asset.
o	SWK will retain 100% of any manufacturing-related revenues related to these two products.
•	If Enteris’ third most advanced 505(b)(2) product is out-licensed, SWK will receive 90% of all proceeds.
o	SWK will retain 100% of any manufacturing-related revenue related to this product.

Enteris currently has relationships with seven pharmaceutical companies. Of these, three companies have entered licensing agreements with Enteris for its Peptelligence technology, including the recently announced licensing agreement with Cara. The four other companies are in varying stages of feasibility and development work involving Peptelligence-enabled products.

As announced on August 21, 2019, Enteris and Cara entered into a licensing agreement for Peptelligence in the ongoing development of an oral formulation of Cara’s first-in-class KOR agonist, CR845/difelikefalin (KORSUVA™). Oral KORSUVA is currently the subject of three separate Phase 2 clinical trials for pruritus in patients with hepatic impairment due to primary biliary cholangitis (PBC), stage III-V chronic kidney disease (CKD), and atopic dermatitis (AD). Cara has publicly announced it expects to report topline results for the Phase 2 trial in chronic kidney disease (CKD) patients with pruritus in 4Q19. The licensing agreement will allow Cara to continue its Oral KORSUVA programs into Phase 3 and beyond to commercialization, upon approval by the appropriate regulatory agencies.

Under the terms of the deal, Enteris has granted to Cara a non-exclusive, royalty-bearing license to the Peptelligence technology to develop, manufacture and commercialize Oral KORSUVA worldwide, excluding Japan and South Korea. In exchange, Cara paid an upfront fee equal to $8 million, half of which was paid in shares of Cara’s common stock. Cara is also obligated to pay Enteris milestone payments upon the achievement of certain development, regulatory and commercial milestones and low-single digit royalties based on net sales in the licensed territory. As noted above, SWK and Seller have agreed to a sharing arrangement for all proceeds of the Cara license agreement. Additional information on the licensing agreement can be found in the Form 8-K filed with the Securities and Exchange Commission (SEC) by Cara on August 21, 2019.

Mr. Black commented, “The Peptelligence license agreement with Cara is a positive statement regarding the validity and value of Enteris’ platform. The license’s economics are emblematic of the future revenue potential that Enteris and its Peptelligence technology can generate. In total, SWK anticipates near and medium-term licenses involving Peptelligence will have the potential to bring in upfront, milestone and royalty payments that are expected to exceed $50 million in the aggregate, well more than the upfront purchase price. Partner programs are also expected to generate development and manufacturing revenue, further enhancing value to our shareholders with this transaction.”

In addition to its external development and licensing activities, Enteris has further enhanced the value of its Peptelligence platform by developing an innovative internal pipeline of orally delivered therapeutics that have been previously marketed as injectable-only formulations. The company’s pipeline includes Ovarest® (oral leuprolide tablet), a Phase 2b-ready oral peptide being developed for the treatment of endometriosis, Tobrate™ (oral tobramycin tablet), which is in Phase 1 studies for the treatment of uncomplicated urinary tract infection (uUTI), and an oral tablet formulation of octreotide, which is currently in preclinical development. Enteris has also identified additional molecules currently available to patients in injectable-only formulations that may similarly be appropriate to be converted to patent protected oral therapeutics utilizing Peptelligence. SWK will selectively fund the internal pipeline to achieve milestones to optimize out-license economics, while also pursuing a parallel path of asset-level funding via external financing sources.

“The acquisition by SWK aligns Enteris with a company that shares our excitement for the boundless potential of our Peptelligence platform and our vision to be the leading developer of orally delivered peptide and small molecule therapeutics,” said Brian Zietsman, President and CFO of Enteris BioPharma. “The oral delivery of peptides is a priority within the pharmaceutical industry given the numerous benefits that such drugs could offer across the entire healthcare continuum, from patients and their caregivers to the pharmaceutical companies that develop and commercialize these life-saving therapeutics. SWK is the ideal partner for empowering Enteris to unlock the full value of Peptelligence and our multiple external and internal development programs.”

Conference Call Information:

SWK will host a conference call and live audio webcast with a slide presentation today, Tuesday, August 27, 2019, at 11:00 a.m. ET. Interested participants and investors may access the conference call by dialing either:

  (877) 870-4263 (U.S.)
  (412) 317-0790 (international)

An audio webcast with slide presentation will be accessible via the Investor Relations section of the SWK website https://www.swkhold.com/investor-relations/. The webcast and presentation can also be accessed from the following URL https://www.webcaster4.com/Webcast/Page/2119/31469.

About Enteris BioPharma

Enteris BioPharma, Inc. is a privately held, New Jersey-based biotechnology company offering innovative formulation solutions utilizing its proprietary drug delivery technology, Peptelligence®. The technology has been the subject of numerous feasibility studies and active development programs, several of which are in late stage clinical development. Additionally, Enteris is advancing an internal product pipeline of oral tablet reformulations of drug products that address significant treatment opportunities for which there is no oral delivery option. Enteris’ most advanced internal product candidate, Ovarest® (oral leuprolide tablet), is an oral peptide being developed for the treatment of endometriosis. Tobrate™ (oral tobramycin tablet) is also being developed by Enteris for the treatment of uncomplicated urinary tract infection (uUTI). A third internal compound, octreotide, is currently in preclinical development. For more information on Enteris and its proprietary oral delivery technology, please visit http://www.EnterisBioPharma.com.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector.  SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors.  SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s and Enteris’ future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s and Enteris’ actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made.  We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor / Media Relations:

Maureen McEnroe, CFA / Jason Rando

Tiberend Strategic Advisors, Inc.

212.375.2664 / 212.375.2665

mmcenroe@tiberend.com / jrando@tiberend.com